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TABLE OF CONTENTS

Exhibit (a)(1)(A)

Offer to Purchase
All Outstanding Shares of Common Stock
of

KITE PHARMA, INC.
at
$180.00 Net Per Share in Cash
by

DODGERS MERGER SUB, INC.
a wholly-owned subsidiary of

GILEAD SCIENCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON OCTOBER 2, 2017,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Dodgers Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Kite Pharma, Inc., a Delaware corporation ("Kite"), at a price per Share of $180.00, net to the holder in cash, without interest (the "Offer Price") upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a direct wholly-owned subsidiary of Gilead Sciences, Inc. ("Parent"), a Delaware corporation. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 27, 2017 (together with any amendments or supplements thereto, the "Merger Agreement"), among Kite, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kite, without a meeting of the Kite stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), and Kite will be the surviving corporation and a direct wholly-owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger"). At the effective time of the Merger, all then outstanding Shares (other than (i) Shares held by Kite (or held in Kite's treasury), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent and (iii) Shares held by stockholders who have properly exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL), will be converted into the right to receive consideration equal to the Offer Price, without interest, less any applicable withholding of taxes.

        After careful consideration, the Kite board of directors has unanimously: (i) approved the Merger Agreement and declared it advisable for Kite to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by Kite of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (collectively, the "Transactions"), (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL (as defined below) and (iv) resolved to recommend that the stockholders of Kite accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 4 through 10 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

September 5, 2017

 IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

 SUMMARY TERM SHEET

        Dodgers Merger Sub, Inc., a recently formed Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of Kite Pharma, Inc., a Delaware corporation ("Kite"), at a price per share of $180.00, net to the holder in cash, without interest upon terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The following are some questions you, as a stockholder of Kite, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  The Offer is by Purchaser. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement relating to, and activities in connection with, the Offer. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent is an international biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Parent's mission is to advance the care of patients suffering from life-threatening diseases. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  •
  Purchaser is seeking to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Kite. See the Introduction and Section 1—"Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  •
  Purchaser is offering to pay $180.00 per Share, net to you in cash, without interest upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

  •
  If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?

  •
  Purchaser is making the Offer because Purchaser and Parent want to acquire Kite. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The Offer is subject to, among others, the following conditions:

  •
  there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the sum of (x) the total number of Shares outstanding, plus (y) the total number of Shares that Kite would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding (it being understood that Kite stock options and Kite restricted stock units canceled or assumed, as the case may be, pursuant to the Merger Agreement, shall not be included in such calculation) that are convertible, exchangeable or exercisable into Shares (the "Minimum Tender Condition");

  •
  the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (including the rules and regulations promulgated thereunder) having expired or been terminated (the "HSR Condition");

  •
  (i) there not having been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and (ii) no legal requirement having been promulgated, enacted issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the "Governmental Impediment Condition");

  •
  the absence of, since the date of the Merger Agreement, any change, circumstance, condition, development, effect, event occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect (as defined below); and

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition").

  •
  Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Kite.

  •
  The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—"Terms of the Offer" and Section 13—"Conditions of the Offer."

IS THERE AN AGREEMENT GOVERNING THE OFFER?

  •
  Yes. Kite, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

  •
  Yes. Parent is a publicly traded company with an equity market capitalization of approximately $109.37 billion (based upon the closing price of Parent shares on the NASDAQ Global Select Market ("NASDAQ") on September 1, 2017) and has sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements" and Section 12—"Source and Amount of Funds."

SHOULD PURCHASER'S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. Parent has sufficient funds which will be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer.

  •
  Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, our financial condition is not relevant to your decision to tender in the Offer. See Section 12—"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until October 2, 2017, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Tendering Shares." See also Section 1—"Terms of the Offer."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—"Conditions of the Offer") have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten business days to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date (defined in the Merger Agreement as December 27, 2017, or as late as March 27, 2018 in the event the End Date has been extended as provided in the Merger Agreement). In addition, Purchaser has agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities Exchange Commission (the "SEC") applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the Depositary for this Offer, of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

  •
  If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of

    Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares," not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

  •
  If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

  •
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on October 2, 2017, unless Purchaser extends the Offer. See Section 4—"Withdrawal Rights." In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after November 4, 2017, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

WHAT DOES KITE'S BOARD OF DIRECTORS THINK OF THE OFFER?

  •
  Kite's board of directors (the "Kite Board") has unanimously recommended that you accept the Offer. Kite's full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Schedule TO dated September 5, 2017 (the "Schedule TO"). See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Kite stockholders under the DGCL to complete the Merger. If the Merger occurs, Kite will become a direct wholly-owned subsidiary of Parent and each issued and then outstanding Share (other than any Shares held by or in the treasury of Kite, or owned by Parent, Purchaser or any of Parent's other subsidiaries and any Shares held by stockholders who have properly exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive $180.00 per Share, in cash, without interest. See the Introduction.

  •
  Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

IF THE OFFER IS COMPLETED, WILL KITE CONTINUE AS A PUBLIC COMPANY?

  •
  No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a direct wholly-owned subsidiary of Parent and the Shares will no longer be publicly traded. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and Kite may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC's rules relating to publicly held companies. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

  •
  If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of Kite, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and Kite may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

  •
  Following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On August 25, 2017, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on NASDAQ was $139.10. See Section 6—"Price Range of Shares; Dividends."

  •
  On September 1, 2017, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NASDAQ was $177.99. See Section 6—"Price Range of Shares; Dividends."

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 13—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $180.00 in cash, without interest, promptly following the Offer Acceptance Time (and in any event within three business days). See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

IF I AM AN EMPLOYEE OF KITE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

  •
  The Offer is being made for all outstanding Shares, but not for options to purchase Shares or restricted stock units granted under Kite's stock plans. If you wish to tender Shares subject to options, you must first exercise your options (to the extent then vested and exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Kite restricted stock units may not be tendered unless such restricted stock units vest and become Shares in accordance with their terms in sufficient time to tender the resulting Shares into the Offer.

  •
  Pursuant to the Merger Agreement, each vested option to purchase shares of Kite common stock that is outstanding and unexercised immediately prior to the Offer Acceptance Time (including each vested or unvested Kite option held by a non-employee director of Kite) and which has a per-share exercise price that is less than the Offer Price (each, a "Vested In the Money Option") will be canceled and converted into the right to receive a cash payment equal to (i) the excess of (x) Offer Price over (y) the per-share exercise price of such Vested In the Money Option, multiplied by (ii) the total number of shares subject to such Vested In the Money Option immediately prior to the Offer Acceptance Time.

  •
  Immediately prior to the Offer Acceptance Time, each outstanding Kite restricted stock unit held by a non-employee director of Kite will fully vest and be canceled and converted into the right to receive a cash payment equal to the product of the Offer Price multiplied by the total number of shares subject to such restricted stock unit immediately prior to the Offer Acceptance Time.

  •
  Immediately prior to the Offer Acceptance Time, each option to purchase shares of Kite common stock other than a Vested In the Money Option that is outstanding and unexercised, will be assumed and converted into an option to purchase a number of shares of Parent common stock equal to the product of (a) the total number of shares of Kite common stock subject to such option multiplied by (b) the "Conversion Ratio," which is a fraction, the numerator of which is the Offer Price and the denominator of which is Parent's volume weighted average stock price for fifteen trading days ending on the third business day prior to the Offer Acceptance Time. The exercise price per share of each such Parent option will be equal to the quotient of (A) the exercise price per share subject to such option immediately prior to the Offer Acceptance Time divided by (B) the Conversion Ratio. Each such Parent option will be subject to the same terms and conditions as were applicable to the related Kite option immediately prior to the Offer Acceptance Time, including the same vesting schedule.

  •
  Immediately prior to the Offer Acceptance Time, each outstanding Kite restricted stock unit that is not held by a non-employee director of Kite will be assumed and converted into a restricted stock unit denominated in shares of Parent common stock, on the same terms and conditions as were applicable under such Kite restricted stock unit immediately prior to the Offer Acceptance Time (including applicable performance vesting conditions), and relating to a number of shares of Parent common stock equal to the product of (a) the total number of shares subject to such Kite restricted stock unit immediately prior to the Offer Acceptance Time multiplied by (b) the Conversion Ratio.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

  •
  Generally, if you are a U.S. Holder (as defined in Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger"), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger" for a more detailed discussion of the tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

  •
  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Kite's stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will have certain rights under Section 262 of the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Kite's stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from Kite. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by Purchaser pursuant to the Offer. If any stockholder of Kite who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

  •
  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Kite's stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is included as Annex C to Kite's Schedule 14D-9. See Section 15—"Certain Legal Matters; Regulatory Approvals."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

To All Holders of Shares of
KITE PHARMA, INC.

INTRODUCTION

        Dodgers Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Kite Pharma, Inc., a Delaware corporation ("Kite"), at a price per Share of $180.00, net to the holder in cash, without interest (the "Offer Price") upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a direct wholly-owned subsidiary of Gilead Sciences, Inc. ("Parent").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 27, 2017 (together with any amendments or supplements thereto, the "Merger Agreement"), among Kite, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Kite, and Kite will be the surviving corporation and a direct wholly-owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger").

        If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary") you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

        In addition, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to U.S. federal backup withholding tax (at a rate of 28%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. All stockholders should review the discussion in Section 3—"Procedures for Tendering Shares" and Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger."

        We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent").

        The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

  1.
  there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the sum of (x) the total number of Shares outstanding at the expiration of the Offer, plus (y) the total number of Shares that Kite would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding (it being understood that Kite options and Kite restricted stock units canceled or assumed pursuant to the Merger Agreement shall not be included in the calculation) at the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (the "Minimum Tender Condition");

  2.
  the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (including the rules and regulations promulgated thereunder) shall have expired or been terminated (the "HSR Condition");

  3.
  (i) there shall not have been issued by any governmental body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and (ii) no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the "Governmental Impediment Condition");

  4.
  there shall not have been since the date of the Merger Agreement any change, circumstance, condition, development, effect, event occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect; and

  5.
  the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition").

        Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Kite. See Section 13—"Conditions of the Offer."

        The Offer will expire at one minute after 11:59 p.m., Eastern Time, on October 2, 2017, unless the Offer is extended. See Section 1—"Terms of the Offer", Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        After careful consideration, the Kite Board has unanimously: (i) approved the Merger Agreement and declared it advisable for Kite to enter into the Merger Agreement, (ii) approved the execution, delivery and performance by Kite of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (collectively, the "Transactions"), (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Kite accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the Kite Board, see Kite's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Kite and Purchaser and specified in the certificate of merger) (the "Effective Time"). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by or in the treasury of Kite and each Share owned by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (ii) any Shares owned by Kite's stockholders who have properly exercised and not effectively withdrawn their respective demand or otherwise lost their respective appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the "Merger Consideration") payable, without any interest thereon and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements," which also contains a discussion of the treatment of Kite stock options and restricted stock units in the Merger. Section 5—"U.S. Federal Income Tax Consequences of the Offer and the Merger" below describes the U.S. federal income tax consequences generally applicable to the U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Kite's stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement, and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an "interested stockholder" under the DGCL. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kite will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Kite will cease to be a publicly-traded company and will become a direct wholly-owned subsidiary of Parent. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The offer will expire at one minute after 11:59 p.m. Eastern Time on Monday, October 2, 2017 (the "Expiration Date"), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the date to which the initial expiration date of the Offer is so extended.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—"Conditions of the Offer." We may terminate the Offer without purchasing any Shares if certain events described in Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination" occur.

        To the extent permitted by applicable law and the Merger Agreement, we expressly reserve the right to increase the amount of cash constituting the Offer Price, to waive certain conditions to the Offer, to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement and to terminate the Offer if the conditions to the Offer are not satisfied and the Merger Agreement is terminated. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Kite:

  (1)
  decrease the Offer Price;

  (2)
  change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

  (3)
  decrease the maximum number of Shares sought to be purchased in the Offer;

  (4)
  impose conditions to the Offer in addition to the conditions set forth in Section 13—"Conditions of the Offer;"

  (5)
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  (6)
  otherwise amend or modify any of the other terms of the Offer in any manner that adversely affects the holders of Shares in their capacity as such;

  (7)
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

  (8)
  provide any "subsequent offering period" within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three business days) pay for all such shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the "Offer Acceptance Time."

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.

        The Merger Agreement provides that (i) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied and has not been waived by us (to the extent waivable), Purchaser has agreed to extend the offer for additional periods of up to ten business days per extension in order to permit such condition to be satisfied, and (ii) Purchaser has agreed to extend the Offer for any period required by any applicable legal requirement, or any interpretation or position of the SEC or NASDAQ applicable to the Offer, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) December 27, 2017 (or March 27, 2018, in the event that certain conditions to the Offer have not been satisfied as of such earlier date as provided in the Merger Agreement). See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

        Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        Without Kite's consent, there will not be a subsequent offering period for the Offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

        Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

        Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Kite pursuant to Section 251(h) of the DGCL.

        Kite has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Kite's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13—"Conditions of the Offer," we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three (3) business days), pay for such Shares.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.  Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary

(which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the expiration of the Offer.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Kite, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a "U.S. person" (as defined in the instructions to the Internal Revenue Service ("IRS") Form W-9 provided with the Letter of Transmittal) who surrenders Shares for cash pursuant to the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate of 28%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).

        Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.

        Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on October 2, 2017), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after November 4, 2017, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the expiration of the Offer.

        If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.  U.S. Federal Income Tax Consequences of the Offer and the Merger.

        The following summary describes the U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.

        Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder's holding period in the Shares exchanged is more than one year.

Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

        If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

        A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Tendering Shares."

6.  Price Range of Shares; Dividends.

        According to Kite's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Shares are traded on the NASDAQ Global Select Market under the symbol "KITE." Kite has advised Parent that, as of the close of business on August 31, 2017, 57,410,242 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended December 31, 2015 and December 31, 2016 and, with respect to the fiscal year ended December 31, 2017, through September 1, 2017, using Share data reported by NASDAQ.

Fiscal Year Ended December 31, 2015:	High	Low
First Quarter	$89.21	$54.72
Second Quarter	66.50	45.36
Third Quarter	78.74	44.01
Fourth Quarter	89.84	52.83

Fiscal Year Ended December 31, 2016:	High	Low
First Quarter	$63.96	$38.41
Second Quarter	59.79	41.49
Third Quarter	64.30	46.80
Fourth Quarter	57.83	39.82

Current Fiscal Year:	High	Low
First Quarter	$88.58	$44.84
Second Quarter	106.42	66.75
Third Quarter (through September 1, 2017)	179.69	100.09

        On August 25, 2017, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $139.10. On September 1, 2017, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ during normal trading hours was $177.99 per Share. The Offer Price represents an approximately (i) 29.4% premium over the August 25, 2017 closing stock price and (ii) 58.6% premium over the average closing trading prices for the Shares for the 60-day period ending on August 25, 2017.

        Kite has never paid dividends on its common stock. In Kite's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Kite had indicated that it would continue to retain its future earnings for the development, operation and expansion of its business and it did not anticipate declaring or paying cash dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, neither Kite nor its subsidiaries are permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock other than cash dividends paid by a direct or indirect wholly-owned subsidiary of Kite to Kite or any other wholly-owned subsidiary of Kite. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.  Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on The NASDAQ Global Select Market if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, (c)(i) Kite has stockholders' equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Kite's listed securities is less than $50 million over a ten consecutive business day period or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Kite's total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Kite, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Kite, there were, as of August 31, 2017, approximately 57,410,242 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from NASDAQ, the market for Shares will be adversely affected.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Kite upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Kite to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Kite to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Kite. Furthermore, the ability of "affiliates" of Kite and persons holding "restricted securities" of Kite to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System (the "Federal Reserve Board's") list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning Kite.

        The following description of Kite and its business was taken from Kite's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and is qualified in its entirety by reference to such report.

        Kite is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products designed to harness the power of a patient's own immune system to target and kill cancer cells. Kite does this using its engineered autologous cell therapy. Kite's therapy involves modifying a patient's T cells outside the patient's body, or ex vivo, causing the T cells to express chimeric antigen receptors, or CARs, or T cell receptors, or TCRs, and then reinfusing the engineered T cells back into the patient. CARs can recognize native cancer antigens that are part of an intact protein presented on the cancer cell surface. TCRs broaden the therapeutic approach by recognizing fragments on the cancer cell surface derived from intracellular proteins. By combining both CAR and TCR approaches, Kite has generated and advanced a broad portfolio of product candidates to target both solid and hematological tumors.

        Kite is a Delaware corporation incorporated in June 2009. Kite's corporate headquarters are located at 2225 Colorado Avenue, Santa Monica, California 90404. Kite's telephone number at such corporate headquarters is (310) 824-9999.

        Available Information.    Kite is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Kite's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Kite's securities, any material interests of such persons in transactions with Kite, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Kite's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Kite, who file electronically with the SEC. The address of that site is http://www.sec.gov. Kite also maintains an Internet website at http://www.kitepharma.com. The information contained in, accessible from or connected to Kite's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Kite's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Kite contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Kite. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Kite contained in such documents and records or for any failure by Kite to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  Certain Information Concerning Parent and Purchaser.

        General.    Purchaser is a Delaware corporation with its principal offices located at c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The telephone number of Purchaser is 650-574-3000. Purchaser is a direct wholly-owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Kite and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        Parent is a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of Parent is 650-574-3000. Parent is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. Parent's primary areas of focus include human immunodeficiency virus (HIV), liver diseases such as chronic hepatitis C virus (HCV) infection and chronic hepatitis B virus (HBV) infection, hematology/oncology, cardiovascular and inflammation/respiratory diseases.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Kite, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Kite or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and Kite or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent filings are also available to the public on the SEC's internet website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

10.  Background of the Offer; Contacts with Kite.

        Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Kite.    The following is a description of contacts between representatives of Parent or Purchaser with representatives of Kite that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Kite's activities relating to these contacts, please refer to Kite's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

        The information set forth below regarding Kite was provided by Kite, and none of Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of Kite that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Kite's activities relating to these contacts, please refer to Kite's Schedule 14D-9 that will be filed with the SEC and mailed to all Kite stockholders with this Offer to Purchase.

        The board of directors of Parent (the "Parent Board") as well as Parent's executive management regularly evaluates various strategies to improve its competitive position and enhance value for Parent stockholders, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets on a regular basis to understand these companies' businesses and evaluate the potential opportunities.

        As part of these regular evaluations, in January 2017, while attending an industry conference, Andrew Dickinson, Senior Vice President, Corporate Development of Parent and Helen Kim, Executive Vice President, Business Development of Kite met informally and generally discussed Parent's interest in the oncology field and potentially learning more about Kite. Representatives of Kite and Parent had in the preceding two years engaged in similar informal discussions, but these interactions ceased without any definitive proposals or agreements. Shortly after the conference, Mr. Dickinson followed up with Ms. Kim and they agreed to put in place a confidentiality agreement to facilitate this latest set of discussions. Parent and Kite thereafter entered into a confidentiality agreement to facilitate such further discussions, dated February 10, 2017, providing for the sharing of information with a purpose of discussing, evaluating, negotiating and potentially entering into a business transaction involving Kite and Parent.

        Following the execution of the confidentiality agreement, certain menbers of senior management of Kite and Parent met in March, April and May of 2017. The topics discussed included updates on clinical studies of axicabtagene ciloleucel ("axi-cel"), manufacturing capabilities for axi-cel, contemplated activities in the U.S. and E.U. regarding axi-cel and preparation for commercialization, Kite's other pipeline programs, Kite's general thoughts on partnerships and Parent's oncology strategy.

        After the three meetings between senior management teams of Parent and Kite, in late May of 2017, John F. Milligan, Ph.D., President, Chief Executive Officer and a director of Parent, contacted Dr. Arie Belldegrun, Kite's Chairman, President and Chief Executive Officer, to discuss the interactions that the management teams had been having and to request a meeting between the two executives.

        On June 12, 2017, Dr. Belldegrun met with Dr. Milligan and Kevin Young, CBE, Chief Operating Officer of Parent and discussed the interactions of the management teams.

        On June 29, 2017, Parent held an informal meeting with certain members of the Parent Board to provide a general update on corporate development discussions, including updates on the recent discussions with Kite.

        On June 30, 2017, Dr. Milligan and Alessandro Riva, M.D., Senior Vice President, Oncology Therapeutics of Parent met with Dr. Belldegrun, Cynthia Butitta, Kite's Chief Operating Officer, Shawn Tomasello, Kite's Chief Commercial Officer and Tim Moore, Kite's Executive Vice President, Technical Operations. At this meeting the parties continued their discussions regarding the commercialization and manufacturing plans for axi-cel as well as how the companies might partner.

        On July 7, 2017, Dr. Milligan and Dr. Belldegrun spoke regarding another potential in-person meeting in the coming weeks.

        On July 10, 2017, Parent held an informal meeting with certain members of the Parent Board to discuss the potential commercial market for Kite's product pipeline and the unique sales and delivery model for CAR-T products. The Parent Board also discussed Parent's preliminary analysis of Kite's business and pipeline.

        On July 12, 2017, Novartis AG announced that the U.S. Food and Drug Administration (the "FDA") Oncologic Drugs Advisory Committee ("ODAC") unanimously recommended approval of CTL019 (tisagenlecleucel), an investigational chimeric antigen receptor T cell (CAR-T) therapy, for the treatment of relapsed or refractory pediatric and young adult patients with B-cell acute lymphoblastic leukemia. Parent closely monitored the ODAC meeting and its recommendation because tisagenlecleucel had the potential to be the first-ever CAR-T approved by the FDA. Although Kite's CAR-T therapy, axi-cel, was submitted for approval for a different indication, the outcome of the ODAC meeting was important to further inform Parent's evaluation of Kite and CAR-T therapies.

        On July 13, 2017, Dr. David Chang, Kite's Executive Vice President, Research and Development and Chief Medical Officer met with Dr. Milligan, John C. Martin, Ph.D., Parent's Executive Chairman of the Board, John G. McHutchinson, M.D., Parent's Executive Vice President, Clinical Research, Dr. Riva and Taiyin Yang, Ph.D., Parent's Executive Vice President, Pharmaceutical Development and

Manufacturing at Parent's headquarters in Foster City, California and discussed the status of axi-cel and Kite's other pipeline products as well as Kite's research organization, manufacturing and supply logistics.

        On the morning of July 14, 2017, Parent's Board met to receive an update on the discussions with Kite to date as well as an overview of Kite's manufacturing processes. The Parent Board and executive management also discussed Parent's preliminary valuation analysis on Kite. After discussion, the Parent Board authorized management to submit a non-binding acquisition proposal to Kite to acquire all of the assets of Kite at a price of $127 per Share in cash.

        On July 16, 2017, Dr. Milligan and Mr. Young contacted Dr. Belldegrun to inform him that Parent planned to send a letter to Kite offering to acquire all of the assets of Kite at a price of $127 per Share in cash. Later that day, Parent submitted a letter to Kite expressing its interest in acquiring all of the assets of Kite at a price of $127 per Share, a 51% premium to Kite's 60-day volume weighted average stock price, in an all-cash tender offer (the "July 16 Proposal").

        On July 19, 2017, Dr. Belldegrun spoke with Dr. Milligan and informed him that he had spoken with the board of directors of Kite (the "Kite Board") and they had determined that Kite was not for sale and that the July 16 Proposal was not sufficient to proceed with further discussions about a potential acquisition of Kite.

        On July 20, 2017, at a meeting of the Parent Board, Dr. Milligan and Mr. Dickinson provided an update regarding the recent communications between Dr. Milligan and Dr. Belldegrun as well as an updated valuation analysis of Kite based on information learned in those discussions and further internal analyses. After significant discussion, the Parent Board authorized management to submit a revised proposal to Kite, with the offer price to be approved by the Parent Board.

        Only July 24, 2017, Parent convened a meeting of the Parent Board to determine the offer price for Parent's revised acquisition proposal. After discussion, the Parent Board authorized Parent management to submit a revised acquisition proposal to acquire all of the assets of Kite for $160 per Share in cash and request exclusivity to proceed with negotiations and due diligence.

        On July 25, 2017, Dr. Milligan contacted Dr. Belldegrun and they agreed to meet again on July 28th.

        On July 28, 2017, Dr. Belldegrun met with Dr. Milligan and Dr. Martin. At this meeting, Dr. Belldegrun discussed Kite's product candidates, pipeline and prospects. At the end of the meeting, Dr. Milligan and Dr. Martin informed Dr. Belldegrun that Parent would be prepared to increase its offer to $160 per Share in cash. Although Dr. Belldegrun once again expressed disappointment with the offer price, he agreed to facilitate a meeting on August 1st with management of Parent and Kite to provide further perspectives on value in order to demonstrate to Parent why neither the management team nor the Kite Board would be interested in pursuing a transaction at this time at that price level.

        Later that same day, Parent confirmed in a letter the increase of its offer to $160 per Share in cash (the "July 28 Proposal") for all of the assets of Kite, an 85% premium to Kite's 60-day volume weighted average stock price and a 26% increase from the July 16 Proposal. The letter indicated that Parent wanted to finish the discussions within weeks to minimize disruption of the pending launch of axi-cel and was prepared to immediately review due diligence materials.

        Also on July 28, shortly after the meeting, Dr. Belldegrun proposed that executives from Kite and Parent meet in Los Angeles on August 1, 2017 to further discuss Kite's business and commercial operations and their internal financial projections.

        On July 31, 2017, Parent held an informal meeting with certain members of the Parent Board to provide an update on Dr. Milligan's and Dr. Martin's discussions with Dr. Belldegrun the prior week and discuss the upcoming meeting in Los Angeles.

        On August 1, 2017, Dr. Belldegrun, Ms. Butitta, Dr. Chang and Ms. Kim met with Dr. Milligan, Mr. Dickinson, Dr. Riva and Mr. Young to discuss Kite's financial model and assumptions supporting the model, clinical data for axi-cel for various indications, commercial launch plan and assumptions for axi-cel and product pipeline and next generation products from Kite's technology platform (the "August 1 Meeting"). At the end of this meeting, Dr. Milligan and Dr. Belldegrun met separately to discuss the July 28 Proposal. Dr. Belldegrun expressed his disappointment to Dr. Milligan at the level of the offer, making clear that the Kite Board had unanimously rejected the offer and that any future offer would need to be a compelling one. Dr. Milligan indicated to Dr. Belldegrun that he was going to find it very difficult to go back to the Parent Board and request an increased price.

        On August 2, 2017, Dr. Milligan emailed Dr. Belldegrun to thank him for the meeting the day before and indicated that he would look forward to catching up with Dr. Belldegrun in the future.

        On August 2, 2017, Parent held an informal meeting with certain members of the Parent Board to provide an update on the meeting between the companies the prior day.

        Between August 2 and August 7, Parent reviewed the information Kite presented at the August 1 Meeting and its internal analyses to date.

        On August 7, 2017, Dr. Milligan contacted Dr. Belldegrun and indicated that he would like to continue discussions between the parties. In this discussion, Dr. Milligan indicated that Parent's offer could potentially be increased, but Dr. Milligan did not present a revised offer at that time and indicated that any matters regarding price would need to be discussed with the Parent Board. Dr. Belldegrun agreed to arrange a meeting between Mr. Young, Dr. Riva and Mr. Dickinson from Parent and Dr. Chang, Ms. Buttita and Ms. Kim from Kite on Friday, August 11.

        On the morning of August 8, 2017, Kite released its earnings for the second quarter of 2017 and held its earnings call with the investment community. During the call, among other positive news, Kite announced it had filed an IND for KITE-585 and that the FDA would not need an advisory committee to review Kite's new drug application for axi-cel.

        On August 11, 2017, Ms. Butitta, Dr. Chang and Ms. Kim met with Mr. Dickinson, Dr. Riva and Mr. Young to discuss Parent's assumptions underlying its financial modeling for Kite, focusing primarily on market shares and pricing for the products (the "August 11 Meeting").

        On August 14, 2017, Parent held a meeting of the Parent Board to provide an update on the recent discussions with Kite and updates to Parent's financial valuation of Kite. Dr. Milligan and Mr. Dickinson highlighted new information obtained in the August 1 Meeting and August 11 Meeting with Kite, data announced by competitors and Kite's public announcements over the past week that all factored into adjustments to Parent's financial model. Based on this information and the model updates, after significant discussion, the Parent Board authorized management to submit a non-binding acquisition proposal to acquire all of the assets of Kite at a price of up to $180 per Share in cash.

        On August 16, 2017, Dr. Milligan and Dr. Belldegrun discussed next steps and agreed that they and Dr. Martin should meet in person in New York City on August 18, 2017.

        On August 17, 2017, Parent held an informal meeting with certain members of the Parent Board to provide an update on Dr. Milligan and Dr. Belldegrun's discussion the prior day and to discuss strategy for the upcoming meeting between the companies in New York City.

        On the evening of August 18, 2017, Dr. Belldegrun met with Dr. Milligan and Dr. Martin in New York. Dr. Milligan and Dr. Martin indicated that Parent was prepared to offer $176 in cash per Share to acquire all of the assets of Kite. Dr. Milligan and Dr. Martin expressed that Parent was prepared to move quickly and was interested in a transaction structured as a cash-tender offer followed by a second step merger and wanted to complete its diligence and negotiation of a merger agreement in the following ten days. Dr. Belldegrun indicated that he believed there was significant potential value in some of Kite's early stage pipeline and indicated that he believed that Parent should increase its offer to $180 per Share in cash. Dr. Milligan indicated that at $180 per Share in cash, he would be willing to recommend that the Parent Board approve the acquisition of all of the assets of Kite. Dr. Milligan and Dr. Martin advised that they would submit a formal offer letter with the $180 per Share price together with a draft merger agreement later that night. Dr. Belldegrun indicated that he would be prepared to recommend that price to the Kite Board.

        Later that evening, Parent confirmed in writing its updated offer of $180 per Share in cash (the "August 18 Proposal"), which represented a premium of 82% to Kite's 60-day volume weighted average stock price, an increase of 42% from the July 16 Proposal and an increase of 13% from the July 28 Proposal. The August 18 Proposal was for all of the assets of Kite and indicated that Parent expected the parties to move quickly to complete diligence and sign an acquisition agreement. Mr. Dickinson sent Dr. Belldegrun a draft of the merger agreement, and Parent's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), provided Sullivan & Cromwell with a draft tender and support agreement to be delivered by each of the directors and officers of Kite in which they would agree to tender their Shares into the Offer.

        On August 20, 2017, Dr. Belldegrun called Dr. Milligan and informed him that Kite had held a meeting of the Kite Board and, in light of the August 18 Proposal, the Kite Board was interested in continuing to provide disclosures and have discussions with Parent.

        Also on August 20, 2017, Kite provided Parent access to a data room in order for Parent to perform its confirmatory due diligence investigation of Kite. Parent continued to perform due diligence through the execution of the Merger Agreement.

        On August 22, 2017, Sullivan & Cromwell delivered comments on the draft Merger Agreement to Skadden Arps.

        Over the next several days Kite, Parent, Sullivan & Cromwell and Skadden Arps discussed the terms of the Transactions, focusing on the elimination of the tender and support agreement, the size of the termination fee, the circumstances under which Kite could negotiate alternative proposals and accept superior offers, the representations and warranties, the interim operating restrictions and the provisions relating to employees.

        On August 24, 2017, Parent held an informal meeting with certain members of the Parent Board to provide a recap of the recent meeting with Dr. Martin and Dr. Belldegrun in New York City and a status update on the due diligence review of Kite and merger agreement negotiations.

        On August 24, 2017, Dr. Milligan and Dr. Belldegrun discussed a number of matters, including, in a conversation that also included Mr. Dickinson and Katie L. Watson, Parent's Executive Vice President, Human Resources, strategies with respect to retention of Kite employees after the closing of the potential Transactions.

        On August 25, 2017, Parent held a meeting of the Parent Board to provide a further status update on the due diligence review of Kite and merger agreement negotiations. Later that day, Parent formally engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill") and Lazard Freres & Co. LLC ("Lazard") to act as Parent's financial advisors with respect to the potential acquisition of Kite.

        After this meeting, the parties discussed the requests of the Kite Board's transaction committee and shortly thereafter agreed upon substantially all of the terms of the Merger Agreement. During the course of the day and evening on August 26, 2017, Mr. Dickinson and Ms. Kim negotiated final points on the Merger Agreement. Representatives from Skadden Arps and Sullivan & Cromwell also continued to trade drafts and conduct negotiations on the merger agreement, the negotiations of which were completed overnight on August 26, 2017.

        On August 27, 2017, at a meeting of the Parent Board, Parent management provided an update on the valuation of Kite based on completion of due diligence and a summary of the merger agreement. Parent's Board unanimously approved entering into the merger agreement with Kite. Dr. Milligan then called Dr. Belldegrun to inform him of Parent's Board approval. Kite then convened a meeting of the

Kite Board to review the final merger agreement and disclosure schedules and approve entering into the definitive merger agreement with Parent. After the meeting was concluded, Dr. Belldegrun called Dr. Milligan to inform him that the Kite Board had unanimously approved Kite entering into a definitive merger agreement with Parent.

        Following the Kite Board meeting, Kite, Parent and Purchaser executed the Merger Agreement.

        Before the opening of trading on the NASDAQ Stock Market on August 28, 2017, Parent and Kite issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Parent to acquire all the outstanding Shares of Kite at a price of $180 per Share in cash.

        On September 5, 2017, Purchaser commenced the Offer and filed this Schedule TO-T.

11.  Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Kite.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Kite. Pursuant to the Merger, Parent will acquire all of the stock of Kite not purchased pursuant to the Offer or otherwise. Stockholders of Kite who sell their Shares in the Offer will cease to have any equity interest in Kite or any right to participate in its earnings and future growth.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we do not anticipate seeking the approval of Kite's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the "Closing") without a vote of the stockholders of Kite in accordance with Section 251(h) of the DGCL as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Plans for Kite.    At the Effective Time, the certificate of incorporation of Kite will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser's directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See "Summary of the Merger Agreement—Board of Directors and Officers" below.

        Parent and Purchaser are conducting a detailed review of Kite and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of Kite during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Kite's business, operations, capitalization and management with a view to optimizing development of Kite's potential in conjunction with Kite's or Parent's existing businesses. Possible changes could include changes in Kite's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Kite board of directors reserves the right to change their plans and intentions at any time, as deemed appropriate.

        Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Kite, the disposition of securities of Kite, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Kite or its subsidiaries or the sale or transfer of a material amount of assets of Kite or its subsidiaries.

Summary of the Merger Agreement.

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or Kite. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in a confidential disclosure letter that was provided by Kite to Parent and Purchaser but is not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no later than September 11, 2017. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer," the Merger Agreement provides that Purchaser shall, and Parent shall cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, promptly (and in any event within three (3) business days) after the Offer Acceptance Time, pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on October 2, 2017, unless we extend the Offer pursuant to the terms of the Merger Agreement.

        Purchaser expressly reserves the right to waive (to the extent permitted under applicable legal requirements) any Offer Condition, to increase the amount of cash constituting the Offer Price, to make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement and to terminate the Offer if the conditions to the Offer are not satisfied and the Merger Agreement is terminated, except that Kite's prior written approval is required for Parent or Purchaser to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement shall limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

  •
  decrease the maximum number of Shares sought to be purchased in the Offer;

  •
  impose conditions or requirements on the Offer in addition to the Offer Conditions;

  •
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  •
  amend or modify any other term of the Offer in a manner that adversely affects any holder of Shares in its capacity as such;

  •
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or permitted by the terms of the Merger Agreement; or

  •
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

        The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

  •
  if, as of the then scheduled Expiration Date, any Offer Condition has not been satisfied or waived, to the extent waivable by Purchaser or Parent, Purchaser has agreed to extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and

  •
  Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for any period required by any law, any interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer.

        However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (such earlier occurrence, the "Extension Deadline") and may not extend the Offer beyond the Extension Deadline without Kite's consent.

        Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer upon any termination of the Merger Agreement and Purchaser has agreed to not acquire any Shares pursuant to the Offer.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Kite, the separate existence of Purchaser will cease, and Kite will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Kite have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a vote of Kite's stockholders in accordance with Section 251(h) of the DGCL.

        As of the Effective Time, the certificate of incorporation of Kite will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

        As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

        The obligations of Kite, Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions:

  •
  Purchaser (or Parent on Purchaser's behalf) must have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; and

  •
  there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no governmental body shall have promulgated, enacted, issued or deemed applicable to the Merger any law which prohibits or makes illegal the consummation of the Merger.

        Board of Directors and Officers.    As of the Effective Time, the board of directors and officers of the Surviving Corporation will be the members of the board of directors and officers, respectively, of Purchaser immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each director of Kite immediately prior to the Effective Time will execute and deliver a letter effectuating his or her resignation as a member of the Kite Board to be effective as of the Effective Time.

        Conversion of Capital Stock at the Effective Time.    Shares outstanding immediately prior to the Effective Time (other than Shares held by Kite (or held in Kite's treasury) or Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent, which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares) will be converted at the Effective Time into the right to receive $180.00 per Share, net to the seller in cash, in each case, without interest and subject to any withholding of taxes (collectively, the "Merger Consideration").

        Each share of Purchaser's common stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        Promptly after (and in any event no later than the third (3rd) business day after) the Offer Acceptance Time, Parent will deposit or cause to be deposited with Computershare Trust Company, N.A. (the "Paying Agent"), cash sufficient to make the payment of the aggregate Offer Price. On or prior to the Closing Date, Parent will deposit or cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in the Merger.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement, each vested option to purchase Shares that is outstanding and unexercised immediately prior to the Offer Acceptance Time (including each vested or unvested Kite option held by a non-employee director of Kite) and which has a per-share exercise price that is less than the Offer Price (each, a "Vested In the Money Option") will be canceled and converted into the right to receive a cash payment equal to (i) the excess of (x) Offer Price over (y) the per-share exercise price of such Vested In the Money Option, multiplied by (ii) the total number of shares subject to such Vested In the Money Option immediately prior to the Offer Acceptance Time.

        Immediately prior to the Offer Acceptance Time, each outstanding Kite restricted stock unit held by a non-employee director of Kite will fully vest and be canceled and converted into the right to receive a cash payment equal to the product of the Offer Price multiplied by the total number of shares subject to such restricted stock unit immediately prior to the Offer Acceptance Time.

        Immediately prior to the Offer Acceptance Time, each option to purchase Shares other than a Vested In the Money Option that is outstanding and unexercised will be assumed and converted into an option to purchase a number of shares of Parent common stock equal to (a) the total number of Shares subject to such option multiplied by (b) the Conversion Ratio, which is a fraction, the numerator of which is the Offer Price and the denominator of which is Parent's volume weighted average stock price for fifteen trading days ending on the third business day prior to the Offer Acceptance Time. The exercise price per share of each such Parent option will be equal to the quotient of (A) the exercise price per share subject to such option immediately prior to the Offer Acceptance Time divided by (B) the Conversion Ratio. Each such Parent option will be subject to the same terms and conditions as were applicable to the related Kite option immediately prior to the Offer Acceptance Time.

        Immediately prior to the Offer Acceptance Time, each outstanding Kite restricted stock unit that is held by any individual other than any non-employee directors of Kite will be assumed and converted into a restricted stock unit denominated in shares of Parent common stock, on the same terms and conditions as were applicable under such Kite restricted stock unit immediately prior to the Offer Acceptance Time (including applicable performance vesting conditions), and relating to a number of shares of Parent common stock equal to the product of (a) the total number of Shares subject to such Kite restricted stock unit immediately prior to the Offer Acceptance Time multiplied by (b) the Conversion Ratio.

        Representations and Warranties.    This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Kite, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure letter delivered by Kite to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

        In the Merger Agreement, Kite has made representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

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  capitalization;

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  authority relative to the Merger Agreement;

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  financial statements and SEC filings;

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  disclosure controls and internal controls over financial reporting;

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  absence of certain changes since Kite's financial statements for the period ending December 31, 2016;

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  absence of a Material Adverse Effect (as defined below) from December 31, 2016 through the Date of the Merger Agreement;

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  real property matters;

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  intellectual property;

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  material contracts;

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  absence of undisclosed liabilities;

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  legal and regulatory compliance;

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  compliance with anti-corruption and anti-bribery laws;

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  permits and licenses;

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  taxes;

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  employees and employee benefit plans, including ERISA and certain related matters;

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  environmental matters;

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  insurance;

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  absence of litigation;

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  state takeover statutes;

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  required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

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  opinion of its financial advisor; and

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  brokers' fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Kite are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonable be expected to have a material adverse effect on (a) the ability of Kite to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) (collectively, the "Transactions") on or before the End Date or (b) the business, assets, financial condition or results of operations of Kite and its subsidiaries, taken as a whole. The definition of "Material Adverse Effect"

excludes the following from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be a Material Adverse Effect:

  (i)
  any change in the market price or trading volume of Kite's stock or change in Kite's credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excepted);

  (ii)
  any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (subject to specified exceptions);

  (iii)
  any event, occurrence, circumstance, change or effect generally affecting the industries in which Kite and its subsidiaries operate or products competitive with Kite's key products or in the economy generally or other general business, financial or market conditions (except to the extent that Kite and its subsidiaries are disproportionately adversely affected thereby as compared with other participants in the industries in which Kite and its subsidiaries operate);

  (iv)
  any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency (except to the extent that Kite and its subsidiaries are disproportionately adversely affected thereby as compared with other participants in the industries in which Kite and its subsidiaries operate);

  (v)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster or any other similar event (except to the extent that Kite and its subsidiaries are disproportionately adversely affected thereby as compared with other participants in the industries in which Kite and its subsidiaries operate);

  (vi)
  the failure of Kite to meet internal or analysts' expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excepted);

  (vii)
  any adverse effect arising directly from or otherwise directly relating to any action taken by Kite at the written direction of Parent or any action omitted to be taken under the interim operating covenants set forth in the Merger Agreement where Kite has requested Parent's consent and Parent has unreasonably withheld, conditioned or delayed such consent;

  (viii)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any change in or action taken required to comply with any change in, any Legal Requirement or United States generally accepted accounting principles (except to the extent that Kite and its subsidiaries are disproportionately adversely affected thereby as compared with other participants in the industries in which Kite and its subsidiaries operate);

  (ix)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to the timing of or market reception to the introduction and commercialization of Kite's key products; or

  (x)
  the matters set forth in the confidential disclosure letter provided by Kite to Parent and Purchaser.

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Kite with respect to:

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  corporate matters, such as organization, standing, power and authority;

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  the formation and activities of Purchaser;

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  authority relative to the Merger Agreement;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

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  absence of litigation;

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  sufficiency of funds to consummate the Offer and the Merger;

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  ownership of securities of Kite;

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  independent investigation regarding Kite; and

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  broker's fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or the ability to consummate the transactions contemplated by the Merger Agreement.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

        Access to Information.    From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Kite will, and will cause its subsidiaries to, provide Parent and Parent's officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, "Representatives") reasonable access during Kite's normal business hours to Kite's Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to Kite, as Parent may reasonably request, and to promptly provide all reasonably requested information regarding Kite's business, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.

        Notice of Certain Events.    Kite and Parent have agreed to promptly notify the other of (i) any notice or communication received from any governmental body in connection with the Transactions or from any person alleging that the consent of such person may be required in connection with the Transactions; (ii) any legal proceeding relating to the Transactions; or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

        Conduct of Business Pending the Merger.    Kite has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements, as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Kite's confidential disclosure letter, it will, and will cause each of its subsidiaries to, use their respective commercially reasonable efforts to (i) conduct its business in the ordinary course and (ii) preserve intact its material assets, properties, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with Kite. In addition, Kite and its subsidiaries will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):

  •
  establish a record date for, declare, set aside, make or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) other than cash dividends paid by any direct or indirect wholly-owned subsidiary of Kite to Kite or to any other direct or indirect wholly-owned subsidiary of Kite;

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  repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

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  split, combine, subdivide or reclassify any Shares or other equity interests;

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  sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Kite may issues Shares as required to be issued upon the exercise of Kite options or Kite restricted stock units outstanding as of the date of the Merger Agreement in accordance with their respective present terms, issuable to participants in the ESPP (as defined below) or that may be issued upon exercise of the Kite warrants);

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  establish, adopt, terminate or materially amend any employee plan;

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  amend or waive any of Kite's material rights under, or accelerate the vesting under, any provision of any employee plan;

  •
  grant any employee or director any increase in compensation, bonuses, severance, retention or other payments or other benefits;

  •
  hire any employee (other than non-executive employees in the ordinary course of business with compensation generally consistent with similarly situated employees) or promote any employee;

  •
  commence any clinical trial in respect of any Kite product;

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  terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable governmental authorization;

  •
  qualify any new site for manufacturing any Kite product;

  •
  materially change any standard Kite product pricing policies or return policies;

  •
  amend or permit the adoption of any amendment to the certificate of incorporation or bylaws or other charter or organizational documents of Kite or any of its subsidiaries;

  •
  form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership or similar arrangement;

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  make or authorize any capital expenditure, except capital expenditures incurred in the ordinary course of business that do not exceed $500,000 individually or $2,500,000 in the aggregate;

  •
  acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise subject to any encumbrance any material right or other material asset or property, except for (i) purchase of supplies and raw materials in the ordinary course of business, (ii) pursuant to any contract in place on the date of the Merger Agreement or otherwise permitted to be entered into under the Merger Agreement, (iii) the granting of non-exclusive licenses in the ordinary course of business (excluding any new clinical trial agreement), (iv) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of business of Kite and its subsidiaries and (v) capital expenditures permitted under the foregoing bullet;

  •
  lend money or make capital contributions or advances to, or make investments in, any person;

  •
  incur or guarantee any indebtedness in excess of $500,000;

  •
  except in the ordinary course of business, amend or modify in any material respect, or waive any material rights under or voluntarily terminate, any material contract, or enter into any contract which would be a material contract;

  •
  except as required by applicable legal requirements, (i) make any material change to any accounting method, principle or practice or accounting period used for tax purposes; (ii) make, change or revoke any material tax election; (iii) file a material amended tax return; (iv) enter into a "closing agreement" within the meaning of Section 7121 of the tax code (or similar provision of state or local tax law) with any governmental body regarding any tax liability or assessment; (v) request any tax ruling from any governmental body; (vi) settle, compromise or consent to any material legal proceeding relating to taxes or surrender a right to a material tax refund; (vii) waive or extend the statute of limitations with respect to any material tax or material tax return; or (viii) other than in the ordinary course of business, take any action or cause or otherwise permit any person to take any action, which would materially increase Parent's or any of its affiliates' liability for taxes;

  •
  settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $1,000,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of Kite or any of its subsidiaries) or results in no monetary or other material non-monetary obligation of Kite or its subsidiaries subject to certain specified exceptions;

  •
  commence any material legal proceeding, other than in the ordinary course of business;

  •
  enter into any collective bargaining agreement or other agreement with any labor organization;

  •
  adopt or implement any stockholder rights plan or similar plans commonly referred to as a "poison pill";

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Kite or any of its subsidiaries; or

  •
  authorize, agree or commit to take any of the foregoing actions.

        Antitrust Laws.    Each of Kite, Parent and Purchaser has agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate every impediment under any antitrust laws that may be asserted by any governmental body, so as to enable the closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act or other applicable antitrust law. Each of Kite, Parent and Purchaser has also agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in the Merger Agreement, Parent and its affiliates shall not be required to, and, without the prior written consent of Parent, neither Kite nor its subsidiaries shall sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses or agree to any restriction on the conduct of such businesses which would materially and adversely affect the business of Parent and its subsidiaries, taken as a whole or would require the sale, license, divestiture, disposal or holding separate of or any other structural, behavioral or conduct remedy involving the key products. The foregoing actions shall not require Parent, Kite or any of Kite's subsidiaries to take or agree to take any action unless the effectiveness of such action is conditioned on the closing. Further, in no event shall Parent, Purchaser, Kite or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.

        Each of Kite, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable, make an appropriate filing of all Notification and Report forms as required by the HSR Act or other applicable antitrust laws with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.

        In addition Kite, Parent and Purchaser have also agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding. Parent, however, shall, on behalf of the parties, control and direct all aspects of the parties' efforts to obtain the required approvals under the applicable antitrust laws, including having principal responsibility for devising, implementing and making the final determination as to the appropriate strategy relating to any matters relating to the applicable antitrust laws, including with respect to any filings, notifications, submissions and communications with or to any governmental body, and shall have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the antitrust laws to the extent such divestitures or undertakings would be conditioned upon and only be effective after the closing.

        During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Kite has agreed, to the extent permissible under applicable Legal Requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect Kite, any of its plans with respect to the key products or its ability to interact with any governmental body consistent with companies at a similar stage of development in the pharmaceutical industry (in each case as determined in good faith by Kite), to (a) offer Parent the opportunity to consult with Kite prior to any proposed material meeting or other material communication with the FDA, the European Medicines Agency (the "EMA"), the Centers for Medicare and Medicaid Services ("CMS") or any other governmental body relating to any product or material governmental authorization, (b) promptly inform Parent of, and give Parent a reasonable opportunity to review in advance, any material filing proposed to be made by or on behalf of Kite or any of its subsidiaries and any material communication proposed to be submitted or given to the FDA, EMA, CMS or other governmental body by or on behalf of Kite, in each case relating to any product or material governmental authorization (provided that in clause (a) and (b), in no event shall Kite be required to delay any of its actions or such filings, correspondence and communication, respectively), (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or other governmental body or relating to any product or governmental authorization, and (d) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two (2) business days to the extent practicable) to comment prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or material (including promotional and marketing activities and materials) relating to any product. Kite has agreed to promptly notify Parent of any significant data relating to the key products, including information related to any significant adverse events with respect to the key products, in each case which it discovers after the date of the Merger Agreement.

        Employee Matters.    Parent has agreed that, for a period commencing at the Effective Time and ending on the later of (a) the one year anniversary of the Effective Time or (b) December 31, 2018, it will provide to employees of Kite who remain actively employed by Kite or an affiliate during such period (the "Continuing Employees") (i) base salary or wage rate and cash bonus opportunities that are, in each case, no less than those provided by Kite immediately prior to the Offer Acceptance Time, (ii) pension and welfare benefits that are no less favorable in the aggregate than those provided by Kite immediately prior to the Offer Acceptance Time and (iii) severance benefits that are no less favorable than the severance benefits provided under the Kite Change in Control and Severance Benefit Plan, or comparable severance plan for Kite's European subsidiaries.

        Parent has also agreed that all Continuing Employees will be eligible to continue to participate in Kite's health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate in Kite's health and welfare benefit plans immediately prior to the Effective Time). Parent will also provide each Continuing Employee with service credit for purposes of eligibility, vesting and benefit accrual under Parent and Kite employee benefit plans for service prior to the Effective Time with Kite to the same extent that such service was recognized under a corresponding Kite employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, Parent will and will cause Kite to, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time, (a) waive any eligibility requirements, preexisting condition limitations or waiting period requirements to the same extent waived under comparable plans of Kite and (b) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by Kite.

        Parent will, and will cause Kite (following the closing) and any successor thereto to, honor, fulfill and discharge Kite's obligations under certain employee plans.

        Prior to the Offer Acceptance Time, Kite may determine the amount earned by each participant of Kite's or its subsidiaries' annual incentive plans for 2017, with such amount to be paid to each eligible participant in the ordinary course of business consistent with past practice following the end of 2017. However, any participant who is terminated by Kite without cause or who resigns for good reason, in either case, following the Effective Time but prior to the time when such participant's bonus would otherwise be paid, will be entitled to receive his or her earned bonus amount in a lump-sum payment promptly following the date of his or her termination of employment.

        To the extent requested in writing by Parent at least ten (10) days prior to the Offer Acceptance Time, Kite will take all actions that may be necessary to terminate Kite's 401(k) plan at least one day prior to the Effective Time. If Kite so terminates Kite's 401(k), (i) prior to the Effective Time, Kite and Parent will take any and all actions as may be required to permit each Kite employee who is employed by Parent after the Effective Time to make rollover contributions of "eligible rollover distributions" in an amount equal to the full account balance distributed or distributable to each such employee from Kite's 401(k) plan to the Parent 401(k) plan and (ii) each such employee will become a participant in Kite's 401(k) plan on the closing date (giving effect to the service-crediting provisions described above), such that no Kite employee will experience a gap in participation in a tax-qualified defined contribution plan.

        ESPP.    As soon as reasonably practicable after the date of the Merger Agreement, Kite will take all actions required under its Employee Stock Purchase Plan (the "ESPP") to provide that (a) the "offering" (as defined in the ESPP) in effect as of the date of the Merger Agreement will be the final offering and (b) each individual participating in the final offering will not be permitted to increase his or her payroll contribution rate elected pursuant to the ESPP when the final offering commenced or make separate non-payroll contributions to the ESPP following the date of the Merger Agreement, except pursuant to applicable law. Prior to the Offer Acceptance Time, Kite will take all action that may be necessary to, effective upon the Offer Acceptance Time, (i) cause the final offering to be terminated at least five business days prior to when the Offer Acceptance Time occurs, (ii) make any pro rata adjustments that may be necessary to reflect the final offering, but otherwise treat the final offering as a fully effective and completed offering under the ESPP, and (iii) cause the exercise of each outstanding purchase right pursuant to the ESPP. On such exercise date, Kite will apply the funds credited pursuant to the ESPP within each participant's payroll withholding account to the purchase of Shares in accordance with the terms of the ESPP and each Share will be an outstanding Share and entitled to the Merger Consideration. Kite will adopt such resolutions as are necessary to terminate the ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Offer Acceptance Time.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of Kite and its subsidiaries, whom we refer to as "indemnitees," with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, Parent has agreed that all rights to indemnification, exculpation and advancement of expenses in favor of indemnitees as provided in governing documents, indemnification agreement or other similar agreements of Kite or its subsidiaries with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms for a period of six (6) years from and after the Effective Time (the "Indemnity Period").

        In addition, Parent has agreed that during the Indemnity Period Parent and the Surviving Corporation will, and will cause the Surviving Corporation's subsidiaries to, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Kite or any of its subsidiaries or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Kite or any of its subsidiaries as a director or officer of another person (the "Indemnified Persons"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of the fact that the Indemnified Person is or was a director or officer of Kite or any of its subsidiaries or is or was serving at the request of Kite or any of its subsidiaries as a director or officer of another person, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification agreements of Kite or its subsidiaries, as applicable, as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or Kite's or any of its subsidiaries' organizational documents or any indemnification agreements, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.

        For the Indemnity Period, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Kite and its subsidiaries or provide substitute policies for the Surviving Corporation and its subsidiaries (and their current and former directors and officers who are currently covered by Kite's existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by Kite and its subsidiaries with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by Kite and its subsidiaries for such insurance (the "Maximum Amount"). In lieu of the foregoing, prior to the Closing Date, Kite may purchase a "tail" directors' and officers' liability insurance policy and fiduciary liability insurance policy for the Surviving Corporation and its subsidiaries (and their current and former directors and officers who are currently covered by Kite's existing policies) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by Kite and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy shall not exceed the Maximum Amount.

        Reasonable Best Efforts.    Each of Kite and Parent has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, each party has agreed to use reasonable best efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions to the extent requested in writing by Parent and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party.

        Security Holder Litigation.    In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of any Kite securities (whether directly or on behalf of Kite or otherwise) against Kite and/or its directors or officers, Kite is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. Kite has agreed to give Parent (a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by Kite in connection with such litigation (and Kite will give due consideration to Parent's comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld), provided that in no event shall Parent be required to consent (such consent not to be unreasonably withheld or delayed) to any settlement that does not provide for unconditional release of Parent, its affiliates, representatives and other persons entitled to indemnification by Parent or Kite from any liability in connection with the litigation. Kite shall otherwise control the defense and/or settlement described above and the disclosure of information in connection with such defense or settlement shall be subject to the access and notice provisions described above.

        Takeover Laws.    If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a "Takeover Law") may become, or may purport to be, applicable to the Transactions, Parent and Kite have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

        Section 16 Matters.    Kite and Kite's Board of Directors (the "Kite Board") (or a duly formed committee thereof consisting of non-employee directors) will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Company Options and Company Restricted Stock Units in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Stock Exchange Delisting and Deregistration.    Prior to the Closing Date, Kite has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by Kite of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Financing Cooperation.    Kite has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries and each of their respective representatives to provide, to Parent and Purchaser reasonable cooperation that may be reasonably requested by Parent and Purchaser and that is necessary or customary, proper or advisable in connection with the arrangement of any debt financing undertaken by Parent in contemplation of the Transactions, including reasonable cooperation, to the extent reasonably requested (a) to provide material financial and other pertinent information to Parent, Purchaser and their financing sources, (b) to cooperate with the marketing efforts of Parent, Purchaser and their financing sources for any financing (including causing Kite's representatives to participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, a reasonable number of times), (c) to assist with the preparation of material for the foregoing and offering documents (including the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X) necessary, proper or advisable in connection with the financing, (d) to assist Parent in obtaining consents of Kite's auditors for use in their reports in any materials relating to the financing and customary "comfort letters," and (e) to provide all documentation and other information required under applicable "know your customer" and anti-money laundering rules and regulations.

        Neither Kite nor any of its subsidiaries shall be under any of the foregoing obligations until after the Offer Acceptance Time and neither Kite, its subsidiaries nor any of their representatives shall be required to take any action under any of the foregoing that is not contingent upon consummation of the Offer or that would be effective prior thereto or take any corporate actions prior to the closing of the Merger. Neither Kite nor its subsidiaries shall be required to cooperate to the extent that such cooperation would, in the good faith determination of Kite, interfere unreasonably with Kite's or its subsidiaries' business or operations. Neither Kite nor any of its subsidiaries shall be required to (a) waive or amend any terms of the Merger Agreement, (b) take any action that will conflict with or violate its organizational documents or any applicable Legal Requirement, (c) issue any offering or information document, or (d) take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out of pocket costs that will be reimbursed by Parent) or incur any other liability or provide or agree to provide any indemnity in connection with the financing that would be effective prior to the closing. Kite consents to the use of its and its subsidiaries' logos in connection with the syndication or marketing of the financing (provided such logos are used in a manner that is reasonable and customary in connection with a financing, and not intended to harm or disparage Kite, its subsidiaries or their marks).

        Upon written request by Kite, Parent shall promptly reimburse Kite for all reasonable out-of-pocket costs incurred by Kite or its subsidiaries in connection with their cooperation and indemnify and hold harmless Kite, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, settlements, costs or expenses (including reasonable attorneys' fees) suffered or incurred by them to the extent they arose out of actions taken by Kite, its subsidiaries or their respective representatives pursuant to their cooperation under the Merger Agreement, except in the event the foregoing are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct of Kite, any of its subsidiaries or any of their respective representatives.

        Parent and Purchaser acknowledge and agree that obtaining the financing is not a condition to consummation of the Transactions and that Parent and Purchaser has agreed to pay for the tendered Shares and consummate the Merger and the other Transactions regardless of the availability of the financing and Kite's condition to have complied with or performed in all material respects the obligations, covenants and agreements under the Merger Agreement at or prior to the Offer Acceptance Time will be deemed to have been satisfied with respect to any of Kite's obligations pursuant to the financing.

        No Solicitation.    Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, Kite has agreed, on behalf of Kite and its subsidiaries, not to, and to cause their directors and officers not to, and to direct and use its reasonable best efforts to cause their other Representatives not to, directly or indirectly:

  (i)
  continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

  (ii)
  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer);

  (iii)
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);

  (iv)
  approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

  (v)
  take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on "business combinations" or any similar provision contained in applicable Takeover Laws or Kite's organizational and other governing documents;

  (vi)
  waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

  (vii)
  resolve or agree to do any of the foregoing.

        Kite agreed to request, as promptly as reasonably practicable (and in any event within two (2) business days) following the date of the Merger Agreement, the prompt return or destruction of all information or documents previously furnished to any person (other than Parent, its affiliates and their respective Representatives) that had made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.

        Notwithstanding the above limitations, if Kite or any of its subsidiaries or any of its or their respective Representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time a bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement and the Kite Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable law, Kite and its Representatives may take the following actions:

  (x)
  furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Kite and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that as promptly as practicable (and in any event within 24 hours), Kite provides any such information to Parent to the extent access to such information was not previously provided to Parent or its Representatives); and

  (y)
  engage or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

        In the case of each of clauses (x) and (y) above, at or prior to the first time Kite furnishes such information or participates in any such discussions or negotiations, Kite must provide written notice to Parent of the required determination in good faith of the Kite Board as described above. Additionally, Kite must provide Parent with a copy of any Acceptable Confidentiality Agreement (for informational purposes only) within forty-eight (48) hours of the execution thereof. Under the Merger Agreement "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that (i) contains provisions that are not less favorable in the aggregate to Kite than those contained in the Mutual Confidentiality Agreement dated February 10, 2017, as amended, between Kite and Parent and (ii) does not prohibit Kite from providing any of the information described above to Parent.

        Kite is required to notify Parent promptly (but in any event within 24 hours) of the receipt by Kite, any of its subsidiaries or any of their Representatives of any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Kite is further required to (i) provide Parent a copy of any written Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person making such inquiry, proposal or offer, and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation).

        "Acquisition Proposal" means any proposal or offer from any person or group, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of Kite equal to 20% or more of Kite's consolidated assets; (ii) acquisition or exclusive license of the key products, (iii) issuance or acquisition of 20% or more of Kite's outstanding Common Stock; (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of Kite's outstanding Common Stock; or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Kite that if consummated would result in any person or group beneficially owning 20% or more of Kite's outstanding Common Stock (in the case of each of foregoing paragraphs (i) through (iv), other than the Transactions and other than certain material contracts disclosed on the confidential disclosure letter provided by Kite to Parent and Purchaser).

        "Superior Offer" means a bona fide written Acquisition Proposal (except that references to "20%" in the definition of Acquisition Proposal above shall be deemed to be "50%"), not solicited in violation of the Merger Agreement, that the Kite Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing, termination fees, any expense reimbursement provisions and whether such Acquisition Proposal is fully financed) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Kite Board deems relevant, and if consummated, would result in a transaction more favorable to Kite's stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Parent or any other proposal of Parent so that such Acquisition Proposal would cease to constitute a Superior Offer).

        Nothing in the Merger Agreement shall prohibit Kite from disclosing to Kite's stockholders any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from taking any action necessary to comply with applicable legal requirements, provided that the Kite Board shall not effect a Company Adverse Change Recommendation except as set forth below.

        Recommendation Change.    As described above, and subject to the provisions described below, the Kite Board has determined to recommend that the stockholders of Kite accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Company Board Recommendation." The Kite Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Kite Board nor any committee thereof may:

  (i)
  withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Company Board Recommendation;

  (ii)
  adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to take any of the foregoing actions;

  (iii)
  after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that Parent is entitled to make a new request upon receipt of each Determination Notice (as defined below) and Kite is not required to provide any such affirmation during the two (2) or four (4) business day period, as applicable, following the giving of such Determination Notice);

  (iv)
  following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that Kite's stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time); or

  (v)
  fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Kite's stockholders (any action described in the foregoing paragraphs (i) through (v) is referred to as a "Company Adverse Change Recommendation").

        The Merger Agreement further provides that the Kite Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow Kite to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Kite to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, the Kite Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, make a Company Adverse Change Recommendation in response to a Superior Offer or (provided Kite is not in breach of the non-solicitation provisions in any material respect and in a manner that led to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:

  (i)
  the Kite Board determines in good faith (after consultation with its outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Offer;

  (ii)
  the Kite Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

  (iii)
  Kite has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least four (4) business days prior to making any such Company Adverse Change Recommendation or termination (a "Determination Notice") and, if requested in writing by Parent, during such four (4)-business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

  (iv)
  Kite (A) has provided to Parent information with respect to such Acquisition Proposal as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Kite, a written summary of the material terms thereof), (B) has given Parent the four (4)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Kite Board has determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable legal requirements.

        The foregoing paragraphs (i) through (iv) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

        Additionally, at any time prior to the Offer Acceptance Time, the Kite Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, effect a Company Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:

  (i)
  the action is made in response to an event, occurrence, fact or change that materially affects the business, assets or operations of Kite (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Kite) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Kite Board as of the date of the Merger Agreement and becomes known to the Kite Board prior to the Offer Acceptance Time (an "Intervening Event"); provided that (a) changes in Kite's stock price, in and of itself, (b) any Acquisition Proposal or (c) the fact that, in and of itself, Kite exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period will not constitute an Intervening Event;

  (ii)
  the Kite Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

  (iii)
  Kite has given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Change Recommendation, and, if desired by Parent, during such four (4)-business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and

  (iv)
  Kite (A) has specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) has given Parent the four (4)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Kite Board has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Kite Board to Kite's stockholders under applicable law.

The foregoing paragraphs (ii) through (iv) also apply to any material change to the facts and circumstances specified by Kite pursuant to clause (iv)(A) above and require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days.

        Termination.    The Merger Agreement may be terminated as follows:

  (i)
  by mutual written consent of Parent and Kite;

  (ii)
  by either Parent or Kite, if the Closing has not occurred on or prior to midnight, Eastern Time on December 27, 2017 (the "End Date"); provided, that (x) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of the HSR Act) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of ninety (90) days and (y) this termination right will not be available to any party whose willful and material breach of covenants in the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an "End Date Termination");

  (iii)
  by either Parent or Kite if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

  (iv)
  by Parent if the Kite Board shall have effected a Company Adverse Change Recommendation (an "Adverse Recommendation Termination");

  (v)
  by Kite, if the Kite Board has made a Company Adverse Change Recommendation in order to accept a Superior Offer, and concurrently entered into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Kite Board has determined, in good faith, constitutes a Superior Offer (but only if (x) none of Kite, its subsidiaries or any of their respective officers or directors has violated the provisions summarized under "—No Solicitation" above in any material respect, (y) Kite and the Kite Board have complied with the provisions summarized under "—Recommendation Change" above, and (z) Kite has paid the Termination Fee (as defined below) before and as a condition to such termination (such termination a "Superior Offer Termination");

  (vi)
  by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Kite has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement, such that any of the following conditions would not be satisfied and could not be cured by Kite by the End Date, or if capable of being cured, is not cured within forty-five (45) days of receiving written notice from Parent of such breach or failure to perform (such termination, a "Kite Breach Termination"):

  (A)
  certain representations and warranties of Kite, including with respect to certain corporate matters (including due organization and authority to enter into and perform under the Merger Agreement), applicability of state takeover laws and the opinion of Kite's financial advisor, shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time;

  (B)
  certain representations and warranties of Kite regarding its capitalization shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Offer Acceptance Time;

    (C)
    the representation and warranty of Kite regarding the absence of a Material Adverse Effect from December 31, 2016 through the date of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; and

    (D)
    the representations and warranties of Kite other than those referenced in paragraphs (A) through (C) above being true and correct as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; and

    (E)
    Kite shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time; or

  (vii)
  by Kite (so long as Kite is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if (a) Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within forty-five (45) days after receiving written notice from Kite of such breach or failure to perform, or (b) Purchaser failed to commence the Offer on or prior to the tenth (10th) business day following the date of the Merger Agreement or if Purchaser fails to consummate the Offer in accordance with the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Kite (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in "—Kite Termination Fee" below, (ii) the Confidentiality Agreement will survive and remain in full force and effect in accordance with its terms and (iii) except as set forth in the Merger Agreement, termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination.

        Kite Termination Fee.    Kite has agreed to pay Parent a termination fee of $356 million in cash (the "Termination Fee") if:

  (i)
  the Merger Agreement is terminated by Kite pursuant to a Superior Offer Termination;

  (ii)
  the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

  (iii)
  (x) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn), (y) thereafter, the Merger Agreement is terminated (A) by Parent or Kite pursuant to an End Date Termination, or (B) by Parent pursuant to a Kite Breach Termination resulting from a willful and material breach of any covenant in the Merger Agreement and (iii) within twelve (12) months of such termination, the Kite Board approves or recommends any Acquisition Proposal (regardless of when made), and Kite enters into a definitive agreement with respect to such Acquisition Proposal which shall have been consummated; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term "Acquisition Proposal" shall have the meaning described in "—No Solicitation" above, except that all references to "20%" will be deemed to be references to "50%."

        In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Kite or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. In no event will Kite be required to pay the Termination Fee on more than one occasion.

        Specific Performance.    The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement.

        Expenses.    Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

        Offer Conditions.    The Offer Conditions are described in Section 13—"Conditions of the Offer."

12.  Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted stock units and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $11.9 billion at or prior to the Closing. Purchaser anticipates funding these payments with cash on hand and from available credit facilities of Parent.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (iv) Parent and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger on the terms set forth in this Offer to Purchase.

13.  Conditions of the Offer.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition (described in clause (a) below), the Termination Condition

(described in clause (k) below), the HSR Condition (described in clause (h) below), and the Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:

  a.
  the number of Shares validly tendered (excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been "received" as defined by Section 251(h)(6)(f) of the DGCL) in accordance with the terms of the Offer and not validly withdrawn, together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, equals one more Share than 50% of the sum of (i) the total number of Shares outstanding, plus (ii) the total number of Shares that Kite would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding (it being understood that Kite options and Kite restricted stock units canceled or assumed pursuant to the Merger Agreement shall not be included in the calculation) that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication);

  b.
  the representations and warranties of Kite set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.4, Section 3.20 and Section 3.22 of the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time;

  c.
  the representations and warranties of Kite set forth in the first sentence of Section 3.3(a), clauses (i) – (ii) of Section 3.3(b) solely as such representations relate to Kite, clauses (i) – (iii) of Section 3.3(c) and Section 3.3(d) solely as such representations relate to Kite of the Merger Agreement are true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

  d.
  the representation and warranty of Kite set forth in Section 3.6(b) (No Material Adverse Effect) of the Merger Agreement is true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

  e.
  the representations and warranties of Kite set forth in the Merger Agreement (other than those referred to in clauses (b), (c) and (d) above) are true and correct (disregarding for this purpose all "Material Adverse Effect" and "materiality" qualifications contained in such representations and warranties) (other than those references to "material" set forth in Sections 3.5(a), the first two sentences of Section 3.5(b), the first two sentences of Section 3.5(c), Sections 3.5(e) and (g), Section 3.8(d), clauses (i) – (vi), (ix) and (x) of Section 3.9(a), Section 3.16(c) and the first sentence of Section 3.18) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect;

  f.
  Kite has performed or complied with in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

  g.
  since the date of the Merger Agreement, there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

  h.
  the waiting period (or any extension thereof) applicable to the Offer under the HSR Act has expired or been terminated;

  i.
  Parent and Purchaser have received a certificate executed on behalf of Kite by the Chief Executive Officer and the Chief Financial Officer of Kite confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

  j.
  (i) there has not been any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling, which remains in effect, by any governmental body of competent jurisdiction restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger and (ii) no Legal Requirement has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

  k.
  the Merger Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

14.  Dividends and Distributions.

        The Merger Agreement provides that Kite will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares) other than cash dividends paid by any direct or indirect wholly-owned subsidiary of Kite to Kite or any other wholly-owned subsidiary of Kite. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger."

15.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and Purchaser's review of publicly available filings by Kite with the SEC and other information regarding Kite, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Kite and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Body or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Kite's or Parent's business or that certain parts of Kite's or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as promptly as reasonably practicable. Under the HSR Act, the required waiting period will expire at 11:59 pm, Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent's consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Kite is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Kite's failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Kite or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—"Conditions of the Offer."

        Parent and Kite also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and Kite are engaged, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.

        Based upon an examination of publicly available and other information relating to the businesses in which Kite is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—"Conditions of the Offer."

        Stockholder Approval Not Required.    Kite has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Kite and the consummation by Kite of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Kite, and no other corporate proceedings on the part of Kite are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Kite will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Kite will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Kite in accordance with Section 251(h) the DGCL. See Section 11—"Purpose of the Offer and Plans for Kite; Summary of the Merger Agreement and Certain Other Agreements."

        State Takeover Laws.    A number of states (including Delaware, where Kite is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Kite has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Kite has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other "moratorium," "control share acquisition," "fair price," "super majority," "affiliate transactions," or "business combination" or other similar state anti-takeover laws and regulations. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares into the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, Kite may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Kite a written demand for appraisal of their Shares, which demand must reasonably inform Kite of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender his, her or its Shares pursuant to the Offer; and (iii) must continuously hold the Shares from the date of making the demand through the Effective Time.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex C to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Legal Proceedings Relating to the Tender Offer.    None.

16.  Fees and Expenses.

        Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Kite" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Kite's stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Kite or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gilead Sciences, Inc.
Dodgers Merger Sub, Inc.
September 5, 2017

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND GILEAD SCIENCES, INC.

1.     Directors and Executive Officers of Purchaser.

        The following table sets forth information about the directors and executive officers of Purchaser as of September 1, 2017.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Robin L. Washington United States of America President and Treasurer; Director

Robin L. Washington, age 54, is Gilead's Executive Vice President and Chief Financial Officer. Ms. Washington joined us in 2008 and oversees our global finance and information technology organizations. Prior to joining Gilead, Ms. Washington was Chief Financial Officer at Hyperion Solutions, which was acquired by Oracle Corporation in 2007. She previously served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a member of the Board of Directors of Honeywell International, the board of directors of Salesforce.com and the board of visitors, Graziadio School of Business and Management, Pepperdine University. She previously served on the board of directors of Tektronix, Inc. (acquired by Danaher) and the board of directors of MIPS Technologies Inc. (acquired by Imagination). She is a certified public accountant and holds a bachelor's degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Brett A. Pletcher United States of America Secretary; Director

Brett A. Pletcher, age 49, joined Gilead in 2005 and is currently Executive Vice President, General Counsel and Chief Compliance Office overseeing the legal organization and compliance efforts associated with the promotion of our products and interactions with healthcare professionals and payers. Mr. Pletcher also serves as Corporate Secretary. Prior to joining Gilead, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he focused on providing corporate and securities services to emerging growth public and private companies and venture capital investors. Mr. Pletcher received his bachelor's degree in economics and political science from the University of California, Riverside and his law degree from the University of California, Berkeley's Boalt Hall School of Law. He is a member of the California State Bar and a former member of the Nasdaq Listing and Hearing Review Council and serves on the Advisory Board for the East Bay Community Law Center.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jason A. Okazaki United States of America Assistant Secretary; Director

Jason A. Okazaki, age 41, joined Gilead in 2006 and is currently Vice President, Corporate Legal, focusing primarily on legal support for the company's corporate development, research and development, clinical/development operations, facilities, emerging markets, medical affairs, finance, human resources, information technology, and manufacturing organizations. Mr. Okazaki also serves as Assistant Secretary. Prior to joining Gilead, Mr. Okazaki was a senior associate at the law firm of Skadden, Arps, Slate, Meagher & Flom, where he advised a wide range of clients on mergers and acquisitions and corporate securities matters. Mr. Okazaki received his bachelor's degree in economics from Stanford University and his law degree from the University of California, Hastings College of the Law.

2.     Directors and Executive Officers of Gilead.

        The following table sets forth information about the directors and executive officers of Gilead as of September 1, 2017.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
John F. Cogan, Ph.D. United States of America Director

John F. Cogan, Ph.D., age 70, joined Gilead's board of directors (the "Gilead Board") in 2005 and was appointed Lead Independent Director in May 2013. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan's current research is focused on U.S. budget and fiscal policy, healthcare and social security policy. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds.

Kelly A. Kramer United States of America Director

Kelly A. Kramer, age 50, joined the Gilead Board in 2016. She is currently Executive Vice President and Chief Financial Officer of Cisco, the world's largest computer networking company. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE's Corporate Headquarters, Transportation Systems and Aerospace divisions. She is a member of the board of the Silicon Valley Chapter of City Year, a non-profit organization that provides educational support for at-risk students in poor communities.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kevin E. Lofton United States of America Director

Kevin E. Lofton, age 62, joined the Gilead Board in 2009. He is currently, and has been since 2003, the Chief Executive Officer of Catholic Health Initiatives. Headquartered in Denver, the healthcare system has revenues of over $16 billion and operates the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation's largest hospital trade association. In May 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine. In June 2014, The Healthcare Financial Management Association awarded the Richard L. Clarke Board of Directors Award to Mr. Lofton in recognition of his extensive and far reaching work in the area of health care disparities and creating healthier communities. Mr. Lofton also serves on the board of directors of Rite Aid Corporation.

John C. Martin, Ph.D. United States of America Executive Chairman

John C. Martin, Ph.D., age 66, joined the Gilead Board in 1996 and was appointed Chairman of the Board in 2008. Dr. Martin has served as Gilead's Executive Chairman since March 2016 and previously served as Chief Executive Officer since 1996. Prior to joining Gilead in 1990, Dr. Martin held several leadership positions at Bristol-Myers Squibb and Syntex Corporation. Dr. Martin previously served as President of the International Society for Antiviral Research and Chairman of the board of directors of the California Healthcare Institute ("CHI"). He served on the National Institute of Allergy & Infectious Diseases Council, the board of directors of the Biotechnology Industry Organization and the board of directors for CHI. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administration's Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago, an MBA from Golden Gate University and a bachelor's of science degree in chemical engineering from Purdue University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
John F. Milligan, Ph.D. United States of America President and Chief Executive Officer; Director

John F. Milligan, Ph.D., age 56, joined the Gilead Board in January 2016 and was appointed Chief Executive Officer in March 2016. He was appointed President in 2008, and served as our Chief Operating Officer from 2007 to 2016. He previously held multiple leadership roles within Gilead, including the position of Chief Financial Officer from 2002 to 2007. He is a member of the board of Pacific Biosciences of California, Inc. He is also a Trustee of Ohio Wesleyan University. Dr. Milligan received his bachelor's degree from Ohio Wesleyan University, his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Nicholas G. Moore United States of America Director

Nicholas G. Moore, age 75, joined the Gilead Board in 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is a director of Bechtel Group, Inc. and previously served as lead independent director of NetApp and director and chairman of the audit committee at Wells Fargo. He has also served as Chairman of the Board of Trustees of St. Mary's College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Richard J. Whitley, M.D. United States of America Director

Richard J. Whitley, M.D., age 71, joined the Gilead Board in 2008. He is a Distinguished Professor, Loeb Scholar Chair in Pediatrics, and Professor of Microbiology, Medicine and Neurosurgery at the University of Alabama at Birmingham. He is the Co-Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Director for Drug Discovery and Development and Senior Leader, Comprehensive Cancer Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Founder and Co-Director, Alabama Drug Discovery Alliance. Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, and directs a Center for drug discovery in the arena of emerging infections. He is a past President of the International Society of Antiviral Research and the Infectious Diseases Society of America, and currently chairs both the NIAID Recombinant DNA Advisory Council and the NIAID HIV Vaccine Data Safety and Management Board. He is an elected member of the American Society of Clinical Investigation and the Association of American Physicians.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Gayle E. Wilson United States of America Director

Gayle E. Wilson, age 74, joined the Gilead Board in 2001. Mrs. Wilson served as California's First Lady from 1991 to 1999. Mrs. Wilson is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, and a member of the board of trustees of the California Institute of Technology.

Per Wold-Olsen Norway Director

Per Wold-Olsen, age 69, joined the Gilead Board in 2010, after serving as the Chair of Gilead's Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Novo A/S. Mr. Wold-Olsen is Chair of the Board of the Medicines for Malaria Venture, a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

Gregg H. Alton United States of America Executive Vice President, Corporate and Medical Affairs

Gregg H. Alton, age 51, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for government affairs, medical affairs, public affairs and emerging market activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the boards of the AIDS Institute, the Boys and Girls Clubs of Oakland and Collidion, Inc. He is also a member of the U.S. Government's Industry Trade Advisory Committee on Intellectual Property Rights, the advisory boards of UCSF Global Health Sciences, USC Schaeffer Center for Health Policy and Economics, Pharmozyme, Inc. and the Dean's Advisory Council at Stanford Law School. In addition, he serves on Partners In Health's Board of Trustees. Mr. Alton received a bachelor's degree in legal studies from the University of California at Berkeley, and holds a law degree from Stanford University.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Norbert W. Bischofberger, Ph.D. United States of America Executive Vice President, Research and Development and Chief Scientific Officer

Norbert W. Bischofberger, Ph.D., age 61, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined Gilead in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining Gilead, Dr. Bischofberger was a Senior Scientist in Genentech,  Inc.'s DNA Synthesis group from 1986 to 1990. He received his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule in Zurich, Switzerland and performed postdoctoral research in steroid chemistry at Syntex. He also performed additional research in organic chemistry and applied enzymology in Professor George Whiteside's lab at Harvard University in Cambridge, Massachusetts.

James R. Meyers United States of America Executive Vice President, Worldwide Commercial Operations

James R. Meyers, age 53, joined Gilead in 1996 and was appointed to his current role of Executive Vice President, Worldwide Commercial Operations, in November 2016. In this role, he is responsible for commercial activities in North America, Europe, Middle East, Australia and Japan. Mr. Meyers began his career at Gilead as a regional sales director, and subsequently held leadership positions within the U.S. and North American Commercial Operations organization before being appointed Senior Vice President of North American Commercial Operations in 2007. Prior to Gilead, he held positions of increasing responsibility in sales, training, marketing and management with Zeneca Pharmaceuticals and Astra USA. Mr. Meyers is a member of the boards of the Biotechnology Innovation Organization and the California Life Sciences Association. He received his bachelor's degree in economics from Boston College.

Robin L. Washington United States of America Executive Vice President and Chief Financial Officer

Robin L. Washington, age 54, is our Executive Vice President and Chief Financial Officer. Ms. Washington joined Gilead in 2008 and oversees our global finance and information technology organizations. Prior to joining Gilead, Ms. Washington was Chief Financial Officer at Hyperion Solutions, which was acquired by Oracle Corporation in 2007. She previously served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a member of the board of directors of Honeywell International, the board of directors of Salesforce.com and the board of visitors, Graziadio School of Business and Management, Pepperdine University. She previously served on the board of directors of Tektronix, Inc. (acquired by Danaher) and the board of directors of MIPS Technologies Inc. (acquired by Imagination). She is a certified public accountant and holds a bachelor's degree in business administration from the University of Michigan and an MBA from Pepperdine University.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kevin Young CBE United Kingdom, British National Chief Operating Officer

Kevin Young CBE, age 59, joined Gilead in 2004 and was appointed Chief Operating Officer in May 2016. He served as Executive Vice President of Commercial Operations from 2004 through 2014, and from 2014 to 2016 served as senior advisor to the company. Prior to Gilead, Mr. Young spent more than 20 years in the biopharmaceutical industry, first with ICI Pharmaceuticals and subsequently with Amgen. During his 12 years at Amgen, he held a number of positions in Europe and the United States, including Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbrel® following the acquisition of Immunex Corporation. Mr. Young has undergraduate and graduate degrees in Sports Science and Exercise from Liverpool and Nottingham, England. In 2011 he was appointed a Commander of The British Empire, one of Great Britain's highest civilian honors, in recognition of his services to the healthcare and pharmaceutical industries.

        The common business address and telephone number for all the directors and executive officers is as follows:

        c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, telephone number: (650) 574-3000.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Kite or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833